Exhibit 99.1

Summary of the Employment and Separation Agreement by and among Tandus Group, Inc.

(“Parent”), Collins & Aikman Floorcoverings Inc. (the “Company”) and Edgar M. Bridger, dated

August 31, 2006 (the “Agreement”)

General; Term

Under the Agreement, Mr. Bridger has agreed to continue to serve as Chief Executive Officer and President of Parent and the Company and assist the Company through a transition period. The transition period will last until January 27, 2007, the end of the Company’s current fiscal year, unless it terminates earlier for another reason.

Under a separate Letter of Resignation contemplated by the Agreement, Mr. Bridger resigned from the Board of Directors of Parent, the Company and each of the Company’s subsidiaries. From January 27, 2007 to July 27, 2008, a period of eighteen months, Mr. Bridger will serve as a consultant to the Company under certain circumstances. Mr. Bridger’s engagement by the Company would terminate upon his termination by the Company for “Cause” (as defined in the Agreement) or his resignation other than at the request of the Board of Directors of the Company.

Salary and Benefits

Mr. Bridger will continue to earn his current base salary throughout the employment and consultancy time periods. He will be entitled while employed to full continued participation in the Company’s employee benefit programs in which he participated prior to the Agreement (including participation in the Company’s bonus plan) through the end of the fiscal year and to health insurance coverage while a consultant (though such health insurance benefits will cease if he begins to receive medical insurance through employment with another company).

Severance

Under certain circumstances, Mr. Bridger would be entitled to severance pay through July 27, 2008 at the same base salary if the consultancy period ends prior to such time.

Stock Repurchase

The Company has agreed to repurchase 25% of Mr. Bridger’s shares of Parent preferred stock and common stock (for an aggregate purchase of 50% of Mr. Bridger’s stock in Parent) on each of (i) the date that is twenty days following delivery to the Company by the Company’s independent auditors of audited financial statements for fiscal year 2006 and (ii) July 31, 2008, with the price per share to be determined based on the Company’s EBITDA for fiscal year 2006. The maximum aggregate amount that would be paid to Mr. Bridger for such shares would be $2.25 million, which was the purchase price he originally paid for such shares.

Other Provisions

Mr. Bridger agreed to a confidentiality provision, assignment of intellectual property and other work product to the Company and a four-year non-competition and non-solicitation covenant, and executed a separate general release of the Company and its affiliated parties. The Agreement includes a mutual non-disparagement covenant. The parties agreed to arbitrate any claims and disputes arising from the Agreement other than those seeking injunctive or equitable relief.

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